N E W S     For Immediate Release             Exhibit 99
                                              Company Contact:
                                              Jim Chiafery
                                              215-784-6436

              Kulicke & Soffa Announces Resizing Actions

Willow Grove, PA, August 21, 1996 - Kulicke & Soffa Industries,
Inc. (NASDAQ: KLIC) today announced the taking of certain resizing actions and their estimated impact on its fourth fiscal quarter, which ends September 30, 1996.

"In response to current industry conditions, the Company has decided to resize its operations to meet anticipated demand in the near term," said C. Scott Kulicke, chairman and chief executive officer of K&S. "We have reduced ongoing expenses by an annualized $30,000,000 relative to our third quarter run rate. Our actions included staff reductions and delays in certain R&D projects and product launches. We have also cut management compensation for fiscal year 1997, delayed wage increases until we return to profitability, and have reduced capital spending plans.

"In connection with this resizing, the Company currently estimates that in the September quarter we will incur an incremental expense of approximately $8,000,000 primarily related to severance for laid off employees, inventory write-downs and asset write-offs.

"We continue to believe that the fundamental factors affecting demand for semiconductors, and consequently semiconductor assembly equipment, remain favorable over the longer term. Price reductions in integrated circuits should ultimately lead to increased demand for semiconductor devices and create a need for more assembly capacity than exists today. Our plan is to operate at reduced capacity in the short term while positioning ourselves to benefit when the industry returns to historic growth rates."

Certain matters discussed in this news release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to materially differ, either better or worse, from those projected. Such risks and uncertainties include, but are not limited to, the following: the upward and downward volatility in the demand for semiconductors and for the Company"s products and services; the risk of continued push-outs of delivery dates for equipment orders; the risk of order cancellations; and the risk of delays in introducing new products and services. Further discussions of risk factors are also available in the Company"s most recent SEC filings.

Kulicke & Soffa is the world's largest supplier of semiconductor assembly equipment. The Company serves the integrated circuit (IC) assembly market with a product line that includes wire bonding, die bonding and wafer dicing equipment, as well as expendable tools and materials, and has sales and service facilities worldwide.
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